EXHIBIT 4.5

                    SOVEREIGN SPECIALTY CHEMICALS, INC.
                     MANAGEMENT SUBSCRIPTION AGREEMENT


          AGREEMENT dated as of [_______], 2000 by and between Sovereign Specialty Chemicals, Inc., a Delaware corporation (the "Corporation"), and ________ (the "Subscriber").

          Section 1. Agreement to Sell and Purchase Securities. Subscriber agrees to purchase [______] shares of the common stock, par value $0.01 per share, of the Corporation (the "Common Stock"), at a purchase price of $100.00 per share. The shares of Common Stock to be purchased by the Subscriber pursuant to this Agreement are referred to as the "Shares."

          Section 2. Closing. The delivery of the Shares to the Subscriber shall take place at a closing (the "Closing") on ________, 2000 or at such other date as the Corporation and the Subscriber may agree in writing. The Subscriber shall pay for the Shares by check or by such other form of payment acceptable to the Corporation so that at Closing, the Corporation can deliver the Shares against receipt of cleared funds. The time and date at and upon which the Closing occurs is herein called the "Closing Date."

          Section 3. Representations and Warranties of Subscriber. The Subscriber for himself represents, warrants and agrees that:

          (a) The Subscriber is acquiring the Shares to be acquired by him hereunder for his own account, for investment and not with a view to the sale or distribution thereof, nor with any present intention of distributing or selling the same. Except as expressly provided in the Shareholders Agreement, dated December 29, 1999 (the "Shareholders Agreement"), by and among the Corporation, SSCI Investors LLC ("Investors") and the other parties thereto, the Subscriber will have no right to Transfer the Shares and must bear the economic risk of the Subscriber's investment for an indefinite period of time. There is not now and there may never be any public market for the Shares. For the purposes of this Agreement, "Transfer" shall mean any sale, transfer, assignment, exchange, grant of a participation in, gift, hypothecation, encumbrance, pledge or other disposition by testamentary bequest, inter vivos transfer or otherwise of any securities or any interests therein, whether direct or indirect.

          (b) The Subscriber is a citizen or resident of the United States of America and has entered into this Agreement within the United States of America.

          Section 4. Management Fees. The Subscriber hereby acknowledges and agrees that Investors, the majority shareholder of the Corporation, or its affiliates will receive management and other fees and expenses from the Corporation.

          Section 5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. The Subscriber hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such Delaware courts and agrees not to plead or claim that such litigation brought in any such Delaware court has been brought in an inconvenient forum.

          Section 6. Assignment; Binding Effect; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Investors and its affiliates are third party beneficiaries under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement (other than as set forth in the preceding sentence), express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 7. Acknowledgement; Entire Agreement. The Subscriber acknowledges and agrees that the Shares purchased pursuant to this Agreement are subject to the Shareholders Agreement. This Agreement and the Shareholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

          Section 8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that
jurisdiction,   be  ineffective  to  the  extent  of  such   invalidity  or
unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
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          IN WITNESS  WHEREOF,  this Agreement has been duly executed as of the date first above written.

                                       SOVEREIGN SPECIALTY
                                       CHEMICALS, INC.


                                       By:
                                          ------------------------------
                                          Name:
                                          Title:


                                       SUBSCRIBER

                                       ---------------------------------
                                       [Name]


                                       Subscriber's Address for Notices:

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                                       Subscriber's Taxpayer I.D. No:

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